Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RE/MAX Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-191519) on Form S-8 and (No. 333-207629) on Form S-3 of RE/MAX Holdings, Inc. of our reports dated February 22, 2019, with respect to the consolidated balance sheets of RE/MAX Holdings, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10-K of RE/MAX Holdings, Inc.

Our report on the consolidated financial statements includes an explanatory paragraph related to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of ASC Topic 606, Revenue Recognition – Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado
February 22, 2019